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Exhibit (10)(u)

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS AS OF January 22, 2008

        The following summarizes the current compensation and benefits received by the Company's non-employee directors as of January 22, 2008. This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Retainer and Meetings Fees

        The Board of Directors of Rollins, Inc. (the "Company"), the Board of Directors has approved effective January 1, 2008, the following fee schedule for the Board of Directors of Rollins, Inc. and all Committees of the Board of Directors of Rollins, Inc.

Board of Directors'
Quarterly Retainer:	$6,000 per quarter to each non-employee Director
Board Meeting Attended:	$1,500 per meeting attended
Audit Committee Chairman"	$4,000 per quarter to the Committee Chairman (in addition to the per meeting fee and a fee of $1,500 for preparation for each quarterly Audit Committee meeting)
Per Meeting Fee:	$2,500 per Audit Committee meeting
Telephonic Meeting:	$1,250 per Audit Committee telephonic meeting
Compensation Committee
Chairman:	$2,250 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,500 per Compensation Committee meeting
Nominating/Governance Committee
Chairman:	$1,500 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,500 per Nominating/Governance Committee meeting
Diversity Committee
Chairman:	$1,500 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,500 per Diversity Committee meeting

        The above Committee fees are in addition to the fees otherwise payable to directors for service on the Board of Directors of the Company.

Equity Compensation

        Under the terms of the Company's Stock Incentive Plans, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. However, the Company does not make any such awards to non-employees directors under its current compensation practices.

        All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation of special assignments.

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  Exhibit (10)(u)